Putnam Global Equity Fund, April 30, 2014, semiannual report

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 				48,602,247 	2,041,015
Ravi Akhoury 				48,625,024		2,018,238
Barbara M. Baumann 			48,806,374 	1,836,888
Jameson A. Baxter 			48,767,089 	1,876,173
Charles B. Curtis 			48,726,006	 	1,917,256
Robert J. Darretta 			48,789,304 	1,853,958
Katinka Domotorffy 			48,729,289 	1,913,973
John A. Hill 				48,674,008 	1,969,254
Paul L. Joskow 				48,834,167 	1,809,095
Kenneth R. Leibler 			48,788,558 	1,854,704
Robert E. Patterson 			48,803,906 	1,839,356
George Putnam, III 			48,739,505 	1,903,757
Robert L. Reynolds 			48,789,353 	1,853,909
W. Thomas Stephens 			48,735,910 	1,907,352

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes		Abstentions		Broker
For			against						non-votes
40,347,600		1,260,031		2,300,230			6,735,401

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes		Votes		Abstentions		Broker
For			against						non-votes
40,101,741 	1,372,346 		2,433,774 			6,735,401

All tabulations are rounded to the nearest whole number.